                                                            Exhibit 99.1

                                                            October 19, 2007

Caterpillar contact:
Jim Dugan
Corporate Public Affairs
(309) 494-4410
Mobil (309) 360-7311
Dugan_Jim@cat.com

FOR IMMEDIATE RELEASE

CAT FINANCIAL ANNOUNCES RECORD THIRD QUARTER 2007 RESULTS

Caterpillar Financial Services Corporation (Cat Financial) today reported record revenues of $758 million, an increase of $35 million, or 5 percent, compared with the third quarter of 2006.  Third quarter profit after tax was a record $133 million, a $1 million, or 1 percent, increase over the third quarter of 2006.

Of the increase in revenues, $19 million resulted from the impact of higher interest rates on new and existing finance receivables and $24 million resulted from the impact of continued growth of finance receivables and operating leases (earning assets).  In addition, other revenues decreased $8 million primarily due to net decreases in various other revenue items.

On a pre-tax basis, profit was down $5 million, or 3 percent, compared with the third quarter of 2006.  The decrease was principally due to the $8 million decrease in other revenue items and a $6 million increase in provision expense, offset by an increase of $9 million in margin (wholesale, retail finance, operating lease, and associated fee revenues less interest expense and depreciation on assets leased to others).  The increase in margin principally resulted from the growth in average earning assets over 2006 of $908 million.

Provision for income taxes decreased $6 million, or 10 percent, compared with the third quarter of 2006.   The decrease was primarily attributable to net tax benefits related to changes in tax rates in certain non-US jurisdictions.

New retail financing was a record $3.58 billion, an increase of $619 million, or 21 percent, from the third quarter of 2006.  The increase was the result of increased new retail financing primarily in our Europe, North America and Asia-Pacific operating segments.

Past dues over 30 days at September 30, 2007 were 2.52 percent compared to 1.89 percent at September 30, 2006, due primarily to the softening of the U.S. housing industry.  Write-offs, net of recoveries, at September 30, 2007 were $15 million compared to $11 million at September 30, 2006. Although these indicators reflect increases over the prior year, they are below historical averages.

Caterpillar Inc. Vice President and Cat Financial President Kent M. Adams said, “Continued growth in our global business has compensated for the weaker U.S. housing industry. Our growth outside the United States reflects our continued focus to offer a wide range of financial services to help customers buy Caterpillar products and services worldwide.”

     For over 25 years, Cat Financial, a wholly-owned subsidiary of Caterpillar Inc., has been providing a wide range of financing alternatives to customers and Caterpillar dealers for Caterpillar machinery and engines, Solar ® gas turbines and other equipment and marine vessels.  Cat Financial has offices and subsidiaries located throughout the Americas, Asia, Australia, Latin America, and Europe, with headquarters in Nashville, Tennessee.

STATISTICAL HIGHLIGHTS:

THIRD QUARTER 2007 VS. THIRD QUARTER 2006
(ENDING SEPTEMBER 30)
(Millions of dollars)

	2007	2006	CHANGE
Revenues	$758	$723	5%
Profit Before Tax	$187	$192	(3%)
Profit After Tax	$133	$132	1%
New Retail Financing	$3,577	$2,958	21%
Total Assets	$28,150	$27,103	4%

NINE MONTHS 2007 VS. NINE MONTHS 2006
(ENDING SEPTEMBER 30)
(Millions of dollars)

	2007	2006	CHANGE
Revenues	$2,218	$2,056	8%
Profit Before Tax	$556	$520	7%
Profit After Tax	$381	$356	7%
New Retail Financing	$9,974	$8,784	14%

SAFE HARBOR STATEMENT UNDER THE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements contained in this earnings release may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties that could significantly impact results.  The words "believes," "expects," "estimates," "anticipates," "will be," "should" and similar words or expressions identify forward-looking statements made on behalf of Cat Financial.  Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations.  We are under no obligation to (and expressly disclaim any obligation to) update or alter said forward-looking statements whether as a result of such changes, new information, future events or otherwise.  These risks and uncertainties include factors that affect international businesses generally, as well as matters specific to Cat Financial and the markets it serves.  For a further discussion of the risks and uncertainties that may affect our business, please refer to our Form 10-K filed with the SEC on February 23, 2007, and information contained in other reports that we file from time to time with the SEC.